UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2006

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Feldman Mall Properties, Inc.
(Exact name of registrant as specified in its charter)

Maryland	333-118246	13-4284187
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3225 North Central Avenue, Suite 1205 Phoenix, Arizona		85012
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 602-277-5559

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry Into a Material Definitive Agreement.

On March 13, 2006, Feldman Equities Operating Partnership, LP (the “Company”), the operating partnership subsidiary of Feldman Mall Properties, Inc., and FMP Statutory Trust I, a Delaware statutory trust formed by the Company on February 9, 2006 (the “Trust”), completed the issuance and sale in a private placement of $28,500,000 aggregate principal amount of preferred securities (the “Trust Preferred Securities”) issued by the Trust. The Trust Preferred Securities mature on April 30, 2036, are redeemable at the Company’s option beginning on April 30, 2011, and require quarterly distributions of interest by the Trust to the holder of the Trust Preferred Securities. The Trust Preferred Securities bear distributions at a fixed rate of 8.698% per annum of the liquidation amount through the distribution payment date in April, 2011 and thereafter at a variable rate, equal to LIBOR (as defined in the Junior Subordinated Indenture, dated as of March 13, 2006 between the Company and JPMorgan Chase Bank, National Association, as trustee, the “Indenture”) plus 3.45% per annum of the liquidation amount.

The Trust simultaneously issued 880 of the Trust’s common securities having a liquidation amount of $880,000 (the “Common Securities”) to the Company, which constitute all of the issued and outstanding common securities of the Trust.

The Trust used the proceeds from the sale of the Trust Preferred Securities together with the proceeds from the sale of the Common Securities to purchase $29,380,000 aggregate principal amount of junior subordinated notes due April 30, 2036 issued by the Company (the “Junior Subordinated Notes”). The net proceeds to the Company from the sale of the Junior Subordinated Notes to the Trust will be used by the Company for general corporate purposes, including the acquisition of additional malls.

The Junior Subordinated Notes were issued pursuant to the Indenture. The terms of the Junior Subordinated Notes are substantially the same as the terms of the Trust Preferred Securities. The interest payments on the Junior Subordinated Notes paid by the Company will be used by the Trust to pay the quarterly distributions to the holders of the Trust Preferred Securities. The Indenture permits the Company at its option to redeem in whole or in part the Junior Subordinated Notes (and thus a like amount of the Trust Preferred Securities) on or after April 30, 2011, or in whole but not in part prior to April 30, 2011 at such time as the Company is considered an investment company under the Investment Company Act of 1940, as amended, or upon certain tax events. The Junior Subordinated Notes (and thus a like amount of the Trust Preferred Securities) must be redeemed in whole at such time that both the Company’s shares are no longer publicly traded and the Company fails to maintain certain financial covenants.

The terms of the Trust Preferred Securities are governed by an Amended and Restated Trust Agreement, dated March 13, 2006 (the “Trust Agreement”), among the Company, as depositor, JPMorgan Chase Bank, National Association, as property trustee, Chase Bank USA, National Association, as Delaware trustee and the administrative trustees named therein. Under the terms of the Trust Preferred Securities, an event of default generally occurs upon:

• a default in the payment of interest on the Junior Subordinated Notes when it becomes due and payable, and continuance of such default for a period of 30 days;

• a default in the payment of the principal of, or any premium on, the Junior Subordinated Notes at their maturity;

• a default in the performance, or breach, in any material respect, of any covenant or warranty of the Company in the Indenture, which default continues for a period of 30 days after the Company received notice of such failure;

• a default in the payment of any distribution on the Trust Preferred Securities when it becomes due and payable, and continuance of the default for a period of 30 days;

• a default in the payment of the redemption price of any Trust Preferred Security when it becomes due and payable;

• a default in the performance, or breach, in any material respect of any covenant or warranty of the trustees in the Trust Agreement, which default continues for a period of 30 days after the trustees and the Company receive notice of such failure;

• bankruptcy or liquidation of the Company or of the Trust; or

• a bankruptcy event with respect to the property trustee if a successor trustee has not been appointed within 90 days.

The offering of the Trust Preferred Securities was conducted pursuant to a Purchase Agreement, dated as of March 13, 2006 (the “Purchase Agreement”), among the Company, the Trust and the Purchaser named therein.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information required by this item is included in Item 1.01 and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

FELDMAN MALL PROPERTIES, INC.

Date: March 22, 2006	By:	/s/ Thomas Wirth
Thomas Wirth Chief Financial Officer